A PROFESSIONAL SERVICES FIRM
Certified Public Accountants | Business Consultants
dm-t
decoria • maichel • teague
7307 N. Division, Suite 222
Spokane, Washington 99208

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated May 6, 2011 with respect to the balance sheet of Lightcollar Inc. as of March 31, 2011, and the related statement of operations, changes in stockholders' equity and cash flows for the period from March 22, 2011 (inception) to March 31, 2011, which report is included into the Registration Statement on Form S-1 under the Securities Act of 1933 dated on or about July 27, 2011. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.

DeCoria, Maichel & Teague, P.S.

DeCoria, Maichel & Teague, P.S.
Spokane, Washington
July 27, 2011